MERRILL LYNCH SERIES FUND, INC.

GROWTH STOCK PORTFOLIO

SERIES # 5

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
3/9/00	Infineon Technologies	$47,488	$5,230,464,000	Deutche Bank AB
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